EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 27, 2015, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Collectors Universe, Inc. on Form 10-K for the year ended June 30, 2015. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Collectors Universe, Inc. on Forms S-8, (No. 333-34558 effective April 11, 2000, No. 333-85962 effective April 10, 2002, No. 333-121035 effective December 7, 2004, No. 333-137375 effective September 15, 2006, No. 333-139513 effective December 20, 2006 and No. 333-193092 effective December 23, 2013) and on Form S-3 (No. 333-177270 effective October 12, 2011).

/s/ GRANT THORNTON LLP

Irvine, California

August 27, 2015